Exhibit 10.1

EMPLOYMENT AGREEMENT

RONALD D. BOIRE

This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of June 28, 2006 (the "Execution Date") by and between Toys "R" Us, Inc. (the "Company"), a subsidiary of Toys "R" Us Holdings, Inc. ("Holdings"), and Ronald D. Boire (the "Executive").

WHEREAS, as of the Execution Date, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and Executive desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and, as described below, designated subsidiaries of the Company, for a period commencing on or about July 17, 2006 (the "Hire Date") and ending on the fifth anniversary of the Hire Date (the "Initial Term"), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive's employment hereunder shall automatically be renewed on the terms and conditions hereunder for additional one year periods commencing on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the "Employment Term"), unless either party gives written notice of non-renewal at least 60 days prior to such anniversary.

2. Position.

a. During the Employment Term, Executive shall serve as Executive Vice President - President - Toys "R" Us U.S. of the Company, Toys "R" Us - Delaware, Inc. and any other subsidiaries of the Company that the board of directors of the Company (the "Board") designates (such entities collectively referred to as the "TRU Group") or in such other capacities as the Company may determine from time to time. In such position as the Executive Vice President - President - Toys "R" Us U.S., Executive shall have such duties and authority as determined by the Board and the board of directors of each subsidiary of the Company, as applicable (each, a "Subsidiary Board")). During the Employment Term, the Executive shall report to the Chief Executive Officer of the Company ("CEO") and of each Subsidiary, as applicable or such other persons as the Company may determine from time to time.

b. During the Employment Term, Executive will devote Executive's full business time and reasonable best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive from continuing to serve on any board of directors or trustees, advisory board or government commission which is listed on Exhibit A attached hereto, or, subject to the prior approval of the CEO, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000, payable in substantially equal periodic payments in accordance with the Company's practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board or any appropriate committee or delegee thereof, which shall at least annually review Executive's rate of base salary to determine if any such increase shall be made. Executive's annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the "Base Salary."

4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company (an "Annual Bonus"), in a target amount of up to 130% of Executive's Base Salary (the "Target Bonus"), payable upon the Company's achievement of certain performance targets established by the Board or any appropriate committee or delegee thereof and pursuant to the terms of the Company's incentive plan, as in effect from time to time. Notwithstanding the foregoing, in the event the Company's performance exceeds such performance targets, Executive shall be eligible to earn an Annual Bonus in an amount in excess of the Target Bonus, as determined by the Board or any appropriate committee or delegee thereof in accordance with the Company's incentive plan, as in effect from time to time. Executive shall be eligible to earn an Annual Bonus for the Company's 2006 fiscal year in accordance with the foregoing without any pro-rata reduction relating to the portion of the 2006 fiscal year occurring prior to the Hire Date.

5. Employee Benefits; Perquisites; Business; Relocation Expenses and Sign-On Bonus.

a. Employee Benefits. During the Employment Term, Executive and his spouse and dependents, as applicable, shall be entitled to participate in the Company's welfare benefit plans and retirement plans, including, without limitation, the Company's 401(k) and supplemental executive retirement plans and medical, dental and life insurance plans (which currently provide up to $1,000,000 in life insurance coverage and permit Executive to purchase an additional $1,500,000 in life insurance coverage), as in effect from time to time (collectively, the "Employee Benefits"), on the same basis as those benefits are or may be made available to the other senior executives of the Company (other than benefits which have been terminated or for which participation has been frozen as of the Hire Date). The Company shall be permitted to modify all such benefits from time to time consistent with any modifications that impact other senior executives of the Company.

b. Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with the Company's policies, as in effect from time to time. Executive shall be entitled to not less than four (4) weeks of paid vacation per year, which vacation shall be taken at such times as are reasonably acceptable to the Company in light of the Company's operations, Executive's performance of his duties, and in accordance with the terms of the Company's vacation policy, as in effect from time to time, applicable to Executive.

c. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's policies, as in effect from time to time, applicable to senior executive officers of the Company.

d. Relocation Expenses. The Company shall reimburse Executive for relocation costs he reasonably incurs in connection with relocating his family to the area in proximity of Wayne, New Jersey (including the relocation Executive commenced prior to the Execution Date hereof), to the extent consistent with the Company's current relocation policies or as mutually agreed upon by Executive and the Company.

e. Sign-On Bonus. Executive shall receive a one-time "sign-on" bonus of $750,000 as soon as practicable following the Hire Date, but no later than 30 days after the Hire Date. Should Executive's employment be terminated pursuant to Section 7(a) hereof at any time on or before the second anniversary of the Hire Date, Executive shall within fifteen (15) days of the date of termination, reimburse the Company 100% of the sign-on bonus.

6. Equity. Within thirty (30) days after the Hire Date, Executive shall be granted pursuant to the Toys "R" Us Holdings, Inc. 2005 Management Equity Plan (the "Equity Plan") restricted stock in Holdings in the form of strips of securities containing nine (9) shares of Class A Common Stock of Holdings and one (1) share of Class L Common Stock of Holdings (collectively, a "Common Strip") with an aggregate fair market value of $1,100,000 as of the grant date. For purposes of calculating the number of Common Strips in such award, the value per Common Strip shall be equal to the greater of (i) the sum of the aggregate fair market value of each class of Common Stock of Holdings underlying the one Common Strip as of the Execution Date hereof ($26.75) or (ii) the sum of the aggregate fair market value of each class of Common Stock of Holdings underlying the one Common Strip as of the date of grant (such greater amount, the "Determined Value"). Such restricted stock award shall vest as to 50% of the Common Strips on the first anniversary of the grant date and as to 50% of the Common Strips on the second anniversary of the grant date, provided that Executive is still employed with Holdings or any of its affiliates as of such respective dates. Additionally, on the same date that the restricted stock award is granted, Holdings shall grant to Executive pursuant to the Equity Plan options to acquire 337,812 Common Strips for a purchase price (strike price) equal to the Determined Value. Holdings and Executive shall enter into appropriate award agreements to evidence the terms and conditions of such grants (the "Equity Documents").

7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days' advance written notice of any resignation of Executive's employment without Good Reason (as defined in Section 7(c) below) (other than due to Executive's death or Disability). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the TRU Group; provided, however, that nothing contained in this Section 7 shall alter Executive's or Holdings' rights with respect to the Equity Documents, which shall continue to govern Executive's equity holdings following any termination in accordance herewith.

a. By the Company For Cause or By Executive Without Good Reason.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (other than due to Executive's death or Disability); provided that Executive will be required to give the Company at least 60 days' advance written notice of such resignation.

(ii) For purposes of this Agreement, "Cause" shall mean any of the following, as determined by the CEO: (A) Executive's willful failure to perform any material portion of his duties which continues beyond 10 days after a written demand for substantial performance is delivered to Executive by the CEO, which demand specifically identifies the manner in which the CEO believes that Executive has not performed his material duties; (B) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable injury, monetarily or otherwise, to the Company or an affiliate; (C) the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude; (D) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to the Executive at the expense of the Company or an affiliate; (E) any material breach of Executive's fiduciary duties to the Company or an affiliate as an employee or officer; (F) a violation of the Company's Code of Ethical Standards, Business Practices and Conduct or any other violation of a TRU Group policy; (G) the failure by the Executive to comply, in any material respect, with the provisions of Sections 8 and 9 of this Agreement or any of the restrictive covenants imposed pursuant to the Equity Documents; or (H) the failure by the Executive to comply with any other material undertaking set forth in this Agreement or any other agreement Executive has with the Company or any affiliate or any breach by Executive hereof or thereof if such failure or breach is reasonably likely to result in a material injury to the Company or an affiliate.

(iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) a lump sum payment of the Base Salary that is earned by Executive but unpaid as of the date of Executive's termination of employment, paid in accordance with the Company's payroll practices, but in no event later than thirty (30) days following Executive's termination of employment;

(B) reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company policy referenced in Section 5(c) above prior to the date of Executive's termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive's termination of employment; and (C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the "Accrued Rights").

Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company upon the Executive's Disability. For purposes of this Agreement, "Disability" shall mean the determination that the Executive is disabled pursuant to the terms of the Company's long term disability plan.

(ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) a lump sum payment of any Annual Bonus that is earned by Executive but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company); and

(C) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company's actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable to Executive pursuant to Section 4 had Executive's employment not terminated.

Following Executive's termination of employment due to Executive's death or Disability, except as set forth in this Section 7(b)(ii), Executive or his estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or by Executive for Good Reason.

(i) Executive's employment hereunder may be terminated (A) by the Company without Cause (which shall not include Executive's termination of employment due to his death or Disability) or (B) by Executive for Good Reason (as defined below).

(ii) For purposes of this Agreement, "Good Reason" shall mean, without the consent of the Executive and other than in connection with a termination of the Executive's employment by the Company for Cause or due to Executive's death or Disability, (A) the failure of the Company to pay any undisputed amount due under this Agreement; or (B) a substantial reduction in Executive's targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects all members of senior management of the Company proportionally). Notwithstanding the foregoing, any termination by Executive for Good Reason may only occur if Executive provides a Notice of Termination (as defined in Section 7(d)) for Good Reason within 45 days after Executive learns (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason. Notwithstanding the foregoing, resignation by Executive shall not be deemed for "Good Reason" if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than thirty (30) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason. The Company's good faith determination of cure shall be binding. The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Employment Term.

(iii) If Executive's employment is terminated by the Company without Cause (excluding by reason of Executive's death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a lump sum payment of any Annual Bonus that is earned by Executive but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) subject to Executive's continued compliance with the provisions of Sections 8 and 9 and Executive's execution (and non-revocation) of a release of all claims against the TRU Group in a form substantially similar to the Separation and Release Agreement attached hereto as Exhibit B (the "Release"), a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company's actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment, payable to Executive pursuant to Section 4 had Executive's employment not terminated;

(D) subject to Executive's continued compliance with the provisions of Sections 8 and 9 and Executive's execution (and non-revocation) of the Release, an amount equal to the sum of (x) the product of the Severance Period (expressed in years as described below) times the Base Salary at the rate in effect immediately prior to the date of Executive's termination of employment and (y) one (1) times the actual Annual Bonus received in respect of the fiscal year immediately preceding the year of Executive's termination of employment (the "Prior Bonus"), payable in equal installments during the Severance Period, in accordance with the Company's periodic payroll practices; provided, however, that the aggregate amount described in this subsection (D) shall be in lieu of notice or any other severance amounts to which the Executive may otherwise be entitled and shall be reduced by any amounts owed by Executive to the Company or any affiliate. For purposes of clause (y) of this subsection (D), if Executive's employment is terminated prior to his first opportunity to receive an Annual Bonus, the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for such year based upon the Company's actual results for the year of termination will be substituted for the Prior Bonus. For purposes of this subsection (D), the "Severance Period" shall initially be a twelve (12) month period commencing on the Executive's termination of employment, which period shall be increased by three (3) months on each anniversary of the Hire Date prior to such termination of employment, up to a maximum of twenty-four (24) months; and

(E) continuation of medical, dental and life insurance benefits (pursuant to the same benefit plans as in effect for active employees of the Company), with Executive paying a portion of such costs as if Executive's employment had not terminated, until the earlier to occur of (1) the end of the Severance Period and (2) the date on which Executive commences to be eligible for coverage under medical, dental and life insurance benefit plans from any subsequent employer, except to the extent that such continued coverage is not possible under the general terms and provisions of such plan(s) of the Company. In order to facilitate any such possible coverage, Executive and his spouse and dependents, as applicable, in accordance with the Company's policies in effect at the time of Executive's termination, shall agree to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA Coverage") and the Company may satisfy its obligations hereunder by paying a portion of the premiums required for such COBRA Coverage.

Following Executive's termination of employment by the Company without Cause (excluding by reason of Executive's death or Disability) or by Executive for Good Reason, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e. Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and any Subsidiary Boards (and any committees thereof).

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of Holdings and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and (x) during the Severance Period following any termination of the Employment Term pursuant to Section 7(c) hereof or (y) during the two-year period after any termination or expiration of the Employment Period for any reason other than pursuant to Section 7(c) hereof (in each case, the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly:

(A) engage in any business that directly or indirectly is a "Competitive Business." For purposes of this subsection (A) a "Competitive Business" means, with respect to the Executive at any time, any Person engaged wholly or in part (directly or through one or more subsidiaries) in the retail sale or distribution (including in stores or via mail order, e-commerce, or similar means) of "Competing Products," if more than one-third (1/3) of such Person's gross sales for the twelve (12) month period preceding such time (or with respect to the period after Executive's termination date, as of such termination date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, Competitive Businesses shall in any event include, Wal-Mart, K-Mart, Target, Amazon.com, Zellers, Sears, Right Start, Zany Brainy, FAO Schwartz, Buy Buy Baby, e-toys, KB Toys, Mattel, Hasbro, Lego, Bandai, Playmobil, Ravensburger, Evenflo, Graco/Little Tikes, Chicco, Cosco, Maclaren, Britax, Woolworths, Argos, Tesco, Asda, Mothercare, Carrefour, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, Loblaws, or any of their respective subsidiaries or affiliates. For purposes of this subsection (A) "Competing Products" means, with respect to the Executive at any time, (1) toys and games, (2) video games, computer software for children, and electronic toys or games, (3) juvenile or baby products, apparel, equipment, furniture, or consumables, (4) wheeled goods for children, and (5) any other product or group of related products that represents more than twenty (20)

percent of the gross sales of Holdings and its subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after the Executive's termination date, as of such termination date);

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Holdings or any of its affiliates and customers, clients, suppliers, partners, members or investors of Holdings or its affiliates.

(E) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as a passive investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market or which are privately held if Executive (x) is not a controlling Person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 3% or more of any class of securities of such Person which is publicly traded or privately held.

(ii) During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit to leave the employment of, or encourage any employee of Holdings or its affiliates to leave the employment of, Holdings or its affiliates; or

(B) hire any such employee (other than clerical or administrative support personnel) who was employed by Holdings or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of Holdings or its affiliates coincident with, or within one year prior to, the termination of Executive's employment with the Company.

(iii) During the Restricted Period, Executive will not, directly or indirectly, solicit to leave the employment of, or encourage to cease to work with, as applicable, Holdings or its affiliates any consultant, supplier or service provider then under contract with Holdings or its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality.

a. Executive will not at any time (whether during or after Executive's employment with the Company), except when required to perform his or her duties to the TRU Group, (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the TRU Group (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of Holdings and its subsidiaries and/or any third party that has disclosed or provided any of same to Holdings and its subsidiaries on a confidential basis ("Confidential Information") without the prior written authorization of the CEO.

b. "Confidential Information" shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (y) required by law or judicial process to be disclosed; provided that Executive shall give prompt written notice to Holdings of such requirement, disclose no more information than is so required, and cooperate with any attempts by Holdings to obtain a protective order or similar treatment; or (z) disclosed in connection with a litigation or arbitration proceeding between the parties.

c. Except as required by law or judicial process, Executive will not disclose to anyone, other than Executive's immediate family, legal and/or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement, provided they agree to maintain the confidentiality of such terms.

d. Upon termination of Executive's employment with the TRU Group for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by Holdings, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to Holdings, at Holdings' option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Holdings property) that contain Confidential Information or otherwise relate to the business of Holdings, its affiliates or subsidiaries (whether or not the retention or use thereof would reasonably be expected to result in a demonstrable injury to Holdings, its affiliates or subsidiaries), except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Holdings regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

e. Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the TRU Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the TRU Group and its respective officers, directors, partners, employees, agents and representatives from any actual breach of the foregoing covenant. During the Employment Term, Executive shall comply with all relevant written policies and guidelines of Holdings and its subsidiaries and affiliates which have been made available or disclosed to him, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that Holdings and its subsidiaries and affiliates may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version; provided, however, that Executive shall not be bound by any such amendments unless and until Executive receives notice of such amendments and copies thereof are made available or disclosed to him.

f. The provisions of this Section 9 shall survive the termination of Executive's employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company and its subsidiaries and affiliates would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Arbitration. Except as provided in Section 10, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator's award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement and the Equity Documents contain the entire understanding of the parties with respect to the employment of Executive by the TRU Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive's estate. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which is required by this Section 12(e) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

f. Set Off; Mitigation. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Executive by the Company or its affiliates, amounts owed by Executive under the Equity Documents, or otherwise as provided in Section 7(c) hereof. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Toys "R" Us, Inc. One Geoffrey Way Wayne, New Jersey 07470 Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

i. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates; provided, however, that the Equity Documents shall govern the terms and conditions of Executive's equity holdings in Holdings.

j. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive's ability to perform his duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses. Further, Executive hereby consents to the disclosure of information about Executive that the Company is required to disclose in its annual report on Form 10-K or in other reports required to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 and the rules and regulations thereunder.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

m. Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with the TRU Group Executive is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the TRU Group (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payment or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the CEO (but subject to the reasonable consent of the Executive), that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(m); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything herein to the contrary, this Section 12(m) shall not apply to any payments or benefits due to Executive under the Equity Documents.

n. Legal Fees. The Company shall reimburse Executive for all reasonable legal fees in an amount not to exceed $5,000 for the initial negotiation, drafting and review of this Agreement.

                [Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TOYS "R" US, INC.
By: /s/ David J. Schwartz
Name:	David J. Schwartz
Title: Senior Vice President -
General Counsel

EXECUTIVE:

/s/ Ronald D. Boire
RONALD D. BOIRE

EXHIBIT A

National Multiple Sclerosis Society

EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into as of this ___ day of __________________________, 20__, between TOYS "R" US, INC. and any successor thereto (collectively, the "Company") and RONALD D. BOIRE (the "Executive").

The Executive and the Company agree as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on _________________________________ (the "Termination Date").

2. In accordance with the Executive's Employment Agreement, Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive's employment or termination from employment with the Company and its subsidiaries and affiliates, as applicable, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under the Executive's Employment Agreement or under this Agreement, any rights Executive has to indemnification by the Company and any vested rights Executive has under the Company's employee pension benefit and welfare benefit plans.

4. This Agreement is not an admission by either the Executive or the Company or its subsidiaries or affiliates of any wrongdoing or liability.

5. The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive's separation from the Company and its subsidiaries and affiliates on the Termination Date.

6. The Executive agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees.

7. The Executive shall continue to be bound by Sections 8 and 9 of the Executive's Employment Agreement.

8. The Executive shall promptly return all Company and subsidiary and affiliate property in the Executive's possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Executive's Employment Agreement.

10. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

12. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received within the 7 day revocation period, written notice of any revocation, all monies received by the Executive under this Agreement and the Executive's Employment Agreement and all originals and copies of this Agreement.

13. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS "R" US, INC.

By:
_______________________________________
Name:
Title:

_______________________________________
RONALD D. BOIRE